Exhibit 99

News Release

[LOGO FOR FISERV]

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

May 12, 2003

Fiserv, Inc. Settles Legal Action Against E*TRADE Securities, Inc.

Brookfield, Wisconsin, May 12, 2003—Fiserv, Inc. (Nasdaq: FISV) announced today that it has settled its legal action against E*TRADE Securities, Inc. (E*TRADE). Under the terms of the settlement, E*TRADE has paid Fiserv approximately $23 million. The net carrying value of the bond on the Fiserv balance sheet was $23.9 million ($27 million carrying value of the bond as previously disclosed by Fiserv in its footnotes, less a payment received from the issuer of $3.1 million). This settlement will have no material impact on Fiserv earnings for the second quarter of 2003. In addition, Fiserv has reconfirmed its previously issued guidance of diluted earnings per share of $0.38 to $0.40 for the second quarter of 2003.

Fiserv, Inc. (Nasdaq: FISV) provides industry leading information management systems and services to the financial industry worldwide including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 13,000 clients, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies and agents, self-insured employers, lenders and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv reported $2.3 billion in processing and services revenues for 2002. Fiserv can be found on the Internet at www.fiserv.com.

The disclosure set forth above contains a forward-looking statement regarding the earnings target for the first quarter. This statement is covered by the safe harbor included in the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statement. The factors that may cause actual results to differ materially from those contemplated by the forward-looking statement include, among others, changes in customers’ demand for the Company’s products, pricing and other actions by competitors, and general changes in economic conditions or U.S. financial markets. These factors should be considered in evaluating the forward-looking statement, and undue reliance should not be placed on such statement.

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com